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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 10, 1998


                              Ryan Beck & Co., Inc.
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             (Exact name of registrant as specified in its charter)


                                   New Jersey
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                 (State or other jurisdiction of incorporation)

              0-14684                     22-1773796
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       (Commission File Number)        (IRS Employer Identification No.)


                 220 South Orange Avenue, Livingston, New Jersey
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                    (Address of principal executive offices)

                                  973-597-6000
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              (Registrant's telephone number, including area code)


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Item 5.  Other Events

         On February 10, 1998 Ryan, Beck & Co., Inc. ("Ryan Beck" or the "Company")(NASDAQ:RBCO) announced that it had entered into a definitive merger agreement with BankAtlantic Bancorp ("BankAtlantic") (NYSE:BBX) whereby all of the Company's outstanding shares of common stock would be acquired by BankAtlantic in a tax-free exchange for BankAtlantic's Class A non-voting common stock. The merger agreement contemplates the continued operation of the Company as an autonomous independent subsidiary of BankAtlantic under the direction of the current management of Ryan Beck. BankAtlantic is a South Florida based financial services holding company.

         The merger agreement establishes a fixed exchange ratio of .609 shares of BankAtlantic Class A common stock for each share of the Company's common stock, until the payment on February 18, 1998 of BankAtlantic's recent 5 for 4 stock split, after which the ratio will be adjusted upwards to .761 shares. The Company will have the right to terminate the agreement if the average closing price of BankAtlantic Class A common stock in a 10 day period immediately prior to closing is less than $13.60 ($10.88 after the stock split). BankAtlantic would then have the right to avoid a termination of the agreement if it increases the exchange ratio so that, based on the average closing price, Ryan Beck shareholders will receive for each Ryan Beck share Class A common stock having a value of $8.28. Under the agreement, BankAtlantic will establish an incentive and retention pool, under which shares of BankAtlantic's Class A non-voting stock equal in the aggregate to approximately 20% of the transaction value (excluding shares issued after the date of the merger agreement and exchanged options) will be allocated to key employees of Ryan Beck and the allocated shares, subject to certain exceptions, will be distributed in four years after consummation to an employee who remains with Ryan Beck for that period. Consummation of the merger agreement is subject to the receipt of all regulatory approvals and the approval of shareholders of Ryan Beck at a shareholders meeting which is anticipated to be held early in the second quarter. Ryan Beck expects that the transaction will be closed during the second quarter of 1998.

         Simultaneous with the execution of the merger agreement, Ryan Beck granted BankAtlantic an option to purchase 714,000 shares of Ryan Beck common stock for $8.00 per share. The merger agreement also provides for Ryan Beck to pay a termination fee to BankAtlantic in certain cases.

         Ryan Beck also announced simultaneously on February 10, 1998, an agreement to acquire for stock and cash Cumberland Advisors, a Vineland, New Jersey-based money manager with approximately $400 million under management. Under the agreement, Cumberland will become a subsidiary of Ryan Beck and will continue to do business as Cumberland. Ryan Beck also will acquire Cumberland Consulting, a Vineland, New Jersey-based financial advisor to state and local government units. Initially, the owners of Cumberland will be paid cash of $1.9 million and 167,742 shares of Ryan Beck common stock. The agreement with Cumberland is an earn-out transaction which provides for receipt of additional shares and cash in the future if Cumberland performs well and a return of a portion of cash and shares initially issued if Cumberland does not perform up to certain benchmarks. Consummation of the transaction with Cumberland is subject to certain consents and approvals, but is not conditioned upon a shareholder vote by Ryan Beck and is not contingent upon the approval of the BankAtlantic transaction. The Cumberland transaction is expected to close in the first quarter of 1998.

         Filed with this Form 8-K as Exhibit are the acquisition agreement (with exhibits) and stock option agreement with BankAtlantic, and the merger agreement (without exhibits) with Cumberland, all of which are herein incorporated by reference. The foregoing descriptions of the BankAtlantic transaction and the Cumberland transaction are qualified in their entirety by reference to the documents filed as Exhibits.

         Also filed as an Exhibit is a press release dated February 10, 1998.

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Item 7.   Exhibits

     99(a)               Press Release dated February 10, 1998
     99(b)               Stock Option Agreement
     99(c)               Acquisition Agreement (with Exhibits)
     99(d)               Merger Agreement (Cumberland), without Exhibits


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Ryan Beck & Co., Inc.

Dated: February 13, 1998            By: LEONARD J. STANLEY
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                                        Leonard J. Stanley,
                                        Chief Administrative Officer

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                                INDEX TO EXHIBITS

Exhibit No.              Description
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     99(a)               Press Release dated February 10, 1998
     99(b)               Stock Option Agreement
     99(c)               Acquisition Agreement (with Exhibits)
     99(d)               Merger Agreement (Cumberland), without Exhibits